EXHIBIT 24

ALLIANT TECHSYSTEMS INC.

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Mark W. DeYoung, Neal S. Cohen and Scott D. Chaplin, with full power to each to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Annual Report on Form 10-K of Alliant Techsystems Inc. (the “Corporation”) for the Corporation’s fiscal year ended March 31, 2014, and any or all amendments to such Form 10-K, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to file the same with such other authorities as necessary, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Dated and effective as of the 6th of May 2014.

/s/ Michael Callahan	/s/ Roxanne J. Decyk
Michael Callahan	Roxanne J. Decyk
Director	Director

/s/ Mark W. DeYoung	/s/ Martin C. Faga
Mark W. DeYoung	Martin C. Faga
Director, President and	Director
Chief Executive Officer

/s/ Ronald R. Fogleman	/s/ April H. Foley
Ronald R. Fogleman	April H. Foley
Chairman of the Board	Director

/s/ Tig H. Krekel	/s/ Douglas L. Maine
Tig H. Krekel	Douglas L. Maine
Director	Director

/s/ Roman Martinez IV
Roman Martinez IV
Director